Exhibit G
Pledge and Security Agreement
[See Attached]
Exhibit G

EXECUTION VERSION
PLEDGE AND SECURITY AGREEMENT
     THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or modified from time to time, this “Security Agreement”) is entered into as of August 18, 2011, by and among TLL Partners, L.L.C., a Delaware limited liability company ( the “Grantor”), Retail & Restaurant Growth Capital, L.P., a Delaware limited partnership (“RRGC”), and Stratford Capital Partners, L.P., a Texas limited partnership (“Stratford”) (RRGC and Stratford are each a “Secured Party” and, collectively, the “Secured Parties”).
PRELIMINARY STATEMENTS
     A. The Secured Parties have entered into that certain binding Heads of Terms dated August 11, 2011 (the “Heads of Terms”) pursuant to which, among other things, Grantor has granted a put option in favor of each of RRGC and Stratford (each a “Put Option” and, collectively, the “Put Options”), and the Secured Parties have each granted a call option in favor of the Grantor (the “Call Option”).
     B. The Put Options are more fully evidenced and governed by that certain Put and Call and Transfer Restriction Agreement, dated as of August 18, 2011 (the “Put and Call Agreement”), by and among the Secured Parties and the Grantor.
     C. The Grantor has determined that valuable benefits will be derived by it as a result of the Heads of Terms, the Put and Call Agreement and the Put Options.
     ACCORDINGLY, the Grantor and the Secured Parties, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.
     1.2 Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the introductory paragraph hereto and in the Preliminary Statements, the following terms shall have the following meanings:
     “Business Day” shall mean any day other than a Saturday or Sunday or a date on which commercial banks in the State of Texas are closed for regular business.
     “Collateral” shall have the meaning set forth in Article II, but shall exclude for all purposes the “Excluded Collateral”.
     “Collateral Agent” shall mean the Secured Party performing the functions of the “Collateral Agent” hereunder, which shall initially be Stratford and any successor designated by each of the Secured Parties in writing to the Grantor.
     “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
     “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Secured Parties, among the Grantor, a banking institution holding the Grantor’s funds, and the

Collateral Agent with respect to collection and control of all deposits and balances held in a Deposit Account maintained by the Grantor with such banking institution.
     “Equity Interests” means, with respect to any Person, any and all shares, interests participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits or losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the date hereof.
     “Event of Default” means an event described in Section 5.1.
     “Excluded Collateral” shall have the meaning set forth in Article II.
     “GPSi” means GPSi, LLC, a Michigan, a limited liability company.
     “Lien” means with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of any Securities, any purchase option, call or similar right of a third party with respect to such Securities.
     “Material Adverse Effect” means a material adverse effect on (a) the operations, business, properties or condition (financial or otherwise) of the Grantor, (b) the ability of the Grantor to perform its obligations hereunder, (c) the legality, validity, binding effect or enforceability of this Security Agreement, or (d) the validity or enforceability of the Secured Parties’ Lien on the Collateral or the priority of such Lien.
     “Option Shares” means the Shares as such term is defined in the Put and Call Agreement.
     “Person” means any natural person, limited liability company, corporation, partnership, joint venture, firm association, trust, unincorporated organization, governmental agency or political subdivision or any entity, whether acting in an individual, fiduciary or other capacity.
     “Pledged Collateral” means all Instruments, Securities, Equity Interests and other Investment Property of the Grantor that constitute Collateral hereunder, whether or not physically delivered to the Secured Parties or the Collateral Agent pursuant to this Security Agreement.
     “Possessory and Control Collateral” shall have the meaning set forth in Section 7.11.
     “Proceeds” shall have the meaning set forth in Article 9 of the UCC and, in any event shall include all dividends or other income from the Pledged Collateral, collections thereon or distributions or payments with respect thereto
     “Put Option Period” means the period during which a Put Option may be exercised pursuant to the Put and Call Agreement.
     “Reimbursable Expenses” means reasonable attorneys fees and bona fide costs and expenses payable to an Unrelated Party of the Grantor.

     “Secured Obligations” means the (a) obligations of the Grantor to repurchase all or any portion of the Shares held by RRGC or Stratford upon an exercise of a Put Option by either RRGC or Stratford pursuant to the terms of the Put and Call Agreement, including the Grantor’s obligation to pay the Put Price therefore, and (b) the obligations of the Grantor hereunder.
     “Securities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Secured Parties, among the Grantor, a securities intermediary holding the Grantor’s assets including funds and securities or an issuer of Securities and the Collateral Agent with respect to the collection and control of all deposits, securities and other balances held in a Securities Account maintained by the Grantor with such securities intermediary.
     “Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.
     “Teletouch” means Teletouch Communications, Inc., a Delaware corporation.
     “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Delaware or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Secured Parties’ Lien on any Collateral.
     “Unrelated Party” means, with respect to any Person, any Person other than (a) a shareholder, member, director, officer or employee of such Person or any of their respective affiliates, or (b) an immediate family member or lineal descendant of any such shareholder, member, director, officer or employee, or any of their respective affiliates.
     1.3 Certain Matters of Construction. Any reference to a Person shall include its successors and permitted assigns and permitted transferees. The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. The terms “including,” “include,” and terms or phrases of similar import, mean “including, without limitation.” Unless otherwise indicated in the context, all references to articles, sections, schedules or exhibits refer to an article, section of, or a schedule or exhibit to, this Agreement. The article and section titles appear as a matter of convenience only and shall not affect the interpretation hereof. All references to “law” include common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, regulatory requirement, rule, statute, treaty, convention or other legislative measure in any jurisdiction or any present or future directive, regulation, procedure, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law. All references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. All references to any instruments or agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
ARTICLE II
GRANT OF SECURITY INTEREST
     The Grantor hereby pledges, assigns and grants to each of the Secured Parties a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the

Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:
     (i) all Accounts;
     (ii) all Chattel Paper;
     (iii) all Documents;
     (iv) all Equipment;
     (v) all Fixtures;
     (vi) all General Intangibles;
     (vii) all Goods;
     (viii) all Instruments;
     (ix) all Inventory;
     (x) all Investment Property including all Equity Interests;
     (xi) all cash or cash equivalents;
     (xii) all Deposit Accounts with any bank or other financial institution;
     (xiii) and all accessions to, substitutions for and replacements, Proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;
to secure the prompt and complete payment and performance of the Secured Obligations. Notwithstanding the foregoing the Collateral shall not include One Million (1,000,000) shares of Teletouch common stock, which shall be excluded from the Lien and security interest created hereunder (the “Excluded Collateral”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Grantor represents and warrants to the Secured Parties that:
     3.1 Organization, Good Standing. The Grantor has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to own its properties and conduct its business as is now being conducted and as proposed to be conducted, and has been duly qualified as a foreign limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The Grantor has no subsidiaries.
     3.2 Authorization. The Grantor has the power and authority to enter into and to consummate this Security Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Security Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Grantor and no further consent or action is required by the Grantor, its managers or members. This Security Agreement has been duly executed by the Grantor and is the valid and binding obligation of the Grantor enforceable against the Grantor in accordance with its terms, except as such enforceability may be limited by applicable general equitable principles and bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws in effect which affect creditors’ rights generally. The execution, delivery and performance of this Security Agreement by the Grantor and the consummation by the Grantor of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the certificate formation, operating agreement or other organizational or charter documents in effect as of the date of execution of this Security Agreement, or (ii) conflict with, breach, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, mortgage, indenture, credit facility, indebtedness or other instrument to which the Grantor is a party or by which any property or asset of the Grantor is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Grantor is subject (including federal and state securities laws and regulations), or by which any property or asset of the Grantor is bound or affected, except in the case of each of clauses (ii) and (iii) immediately above, such as could not, individually or in the aggregate have a Material Adverse Effect.
     3.3 Title, Perfection and Priority. The Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens other than the Liens granted pursuant to this Security Agreement and has full power and authority to grant to the Secured Parties the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against the Grantor in Delaware, the Secured Parties will have a fully perfected first priority security interest in that Collateral of the Grantor in which a security interest may be perfected by filing. For avoidance of doubt, the parties agree and understand that the Excluded Collateral is not subject to any liens created hereby.
     3.4 Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of the Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A.
     3.5 Principal Location. The Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A; the Grantor has no other places of business except those set forth in Exhibit A.
     3.6 Deposit Accounts, Commodity Accounts and Securities Accounts. All of the Grantor’s Deposit Accounts are listed on Exhibit B. The Grantor has no Commodity Accounts or Securities Accounts.
     3.7 Exact Names. The Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in the Grantor’s organizational documents, as amended, as filed with the Grantor’s jurisdiction of organization. The Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.
     3.8 No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Secured Parties as the secured party and (b) as permitted by Section 4.1(a).
     3.9 Pledged Collateral.
          (a) Exhibit C sets forth a complete and accurate list of all Pledged Collateral owned by the Grantor. The Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit C as being owned by it, free and clear of any Liens, except for the security interest granted to the Secured Parties hereunder. The Grantor further represents and warrants that (i) all the Pledged Collateral has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Secured Parties representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, the Grantor has so informed the Secured Parties so that the Secured Parties may take steps to perfect its security interest therein as a General Intangible.
          (b) In addition, (i) none of the Pledged Collateral owned by Grantor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) except with respect to the Call Option and the Put Option, there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by the Grantor of such Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by the Grantor, or for the exercise by the Secured Parties or the Collateral Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.
     3.10 Other Assets. The Grantor has no material assets other than the Pledged Collateral described on Exhibit C, the Deposit Accounts set forth on Exhibit B, and the Excluded Collateral.
ARTICLE IV
COVENANTS
     From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, the Grantor agrees that: 4.1 General.
          (a) Authorization to File Financing Statements; Ratification. The Grantor hereby authorizes the Secured Parties to file, and if requested will deliver to the Secured Parties, all financing statements and other documents and take such other actions as may from time to time be requested by the Secured Parties in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral owned by the Grantor. Any financing statement filed by the Secured Parties may be filed in any filing office in any UCC jurisdiction and may (i) indicate the Grantor’s Collateral (A) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor. The Grantor also agrees to furnish any such information to the Secured Parties promptly upon request. The Grantor also ratifies its authorization for the Secured Parties to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
          (b) Further Assurances. The Grantor will, if so requested by a Secured Party, furnish to the Secured Parties, as often as a Secured Party requests, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as a Secured Party may reasonably request, all in such detail as such Secured Party may specify. The Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Secured Parties in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.
          (c) Dispositions. The Grantor will not sell, lease or otherwise dispose of any of the Collateral, except that the Grantor may sell some or all its Equity Interests in Teletouch free and clear of the Lien created hereunder to an Unrelated Party of the Grantor, provided (i) the proceeds of such sale are used solely to pay Reimbursable Expenses, (ii) each Secured Party has received invoices or other documentation satisfactory to such Secured Party with respect to such Reimbursable Expenses, and (iii) the Grantor has sold all the Excluded Collateral and applied the Proceeds thereof in satisfaction of Reimbursable Expenses. Subject to the receipt of such invoices and other documentation, the Collateral Agent shall release any certificates evidencing the Equity Interests to be sold pursuant to such sale promptly upon the written request of the Grantor but only concurrently with the closing of such sale.
          (d) Liens. The Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except the security interest created by this Security Agreement.
          (e) Other Financing Statements. The Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except as permitted by Section 4.1(a). The Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Secured Parties, subject to the Grantor’s rights under Section 9-509(d)(2) of the UCC.
          (f) Location. The Grantor will not change its principal place of business or chief executive office from the location identified on Exhibit A without the prior written consent of the Secured Parties, which consent will not be unreasonably withheld.
          (g) Compliance with Terms. The Grantor will perform and comply with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.
     4.2 Uncertificated Pledged Collateral. The Grantor will permit the Collateral Agent from time to time to cause the appropriate issuers of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Secured Parties granted pursuant to this Security Agreement. With respect to any Pledged Collateral owned by it, the Grantor will take any actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Collateral Agent to have and retain Control over such Pledged Collateral.
     4.3 Pledged Collateral.
          (a) Exercise of Rights in Pledged Collateral.
     (i) The Grantor will permit the Secured Parties or their nominee, including the Collateral Agent, at any time after and during the continuance of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.
     (ii) Upon and during the continuance of an Event of Default, the Collateral Agent, on behalf of the Secured Parties, shall be entitled to collect and receive for its own use all dividends, other distributions and interest paid in respect of the Pledged Collateral, including: (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Pledged Collateral.
     4.4 No Interference. The Grantor agrees that it will not interfere with any right, power and remedy of the Secured Parties provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Secured Parties of any one or more of such rights, powers or remedies.
     4.5 Control Agreements. For each Deposit Account that the Grantor at any time maintains, the Grantor will, substantially contemporaneously with the opening of such Deposit Account, pursuant to a Control Agreement in form and substance satisfactory to the Secured Parties, cause the depository bank that maintains such Deposit Account to agree to comply at any time with instructions from the Collateral Agent to such depository bank directing the disposition of funds from time to time credited to such Deposit Account without further consent of the Grantor, or take such other action as the Secured Parties may request in order to perfect the Secured Parties’ security interest in such Deposit Account. Except with the prior written consent of each of the Secured Parties, the Grantor shall not open or maintain any Securities Accounts or Commodities Accounts.
     4.6 Change of Name or Location; Change of Fiscal Year. The Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Secured Parties shall have received at least thirty days prior written notice of such change and the Secured Parties shall have each acknowledged in writing that either (i) such change will not adversely affect the validity, perfection or priority of the Secured Parties’ security interest in the Collateral, or (ii) any reasonable action requested by a Secured Party in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Secured Parties in any Collateral), provided that, any new location shall be in the continental U.S.
     4.7 Nature of the Business. The Grantor shall not change the nature of its business as a holding company limited to holding Equity Interests in Teletouch and GPSi, and minor activities incidental thereto. The Grantor shall not acquire any other material assets, including any other Equity Interests (other than Equity Interests issued or distributed in respect of the Grantor’s Equity Interests in Teletouch or GPSi) or make, directly or indirectly, any investment in or loan or advance to any Person.
ARTICLE V
EVENTS OF DEFAULT AND REMEDIES
     5.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:
          (a) Any representation or warranty made by or on behalf the Grantor under or in connection with this Security Agreement shall be materially false as of the date on which made.
          (b) The breach by the Grantor of any of the terms or provisions of Article IV or
          (c) The breach by the Grantor (other than a breach which constitutes an Event of Default under any other Section of this Article V) of any of the terms or provisions of this Security Agreement which is not remedied within ten days after such breach.
          (d) Any Equity Interest which is included within the Collateral shall at any time constitute a Security or the issuer of any such Equity Interest shall take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Collateral Agent and such Security is properly defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Collateral Agent has entered into a Securities Account Control Agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.
          (e) A breach by the Grantor of any of its obligations under the Put and Call Agreement with respect to a Put Option as a result of the exercise thereof by either RRGC or Stratford including any failure to pay the purchase price for the shares subject to such Put Option.
     5.2 Remedies.
          (a) Upon the occurrence of an Event of Default, the Secured Parties may exercise any or all of the following rights and remedies:
          (i) those rights and remedies provided in this Security Agreement; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Secured Parties prior to an Event of Default;

     (ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (when a debtor is in default under a security agreement);
     (iii) give notice of sole control or any other instruction under any Control Agreement and take any action therein with respect to such Collateral;
     (iv) without notice, demand or advertisement of any kind to the Grantor or any other Person, enter the premises of the Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Secured Parties may deem commercially reasonable; and
     (v) concurrently with written notice to the Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Secured Parties were the outright owner thereof.
     (b) The Secured Parties may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
     (c) The Secured Parties shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.
     (d) Until the Secured Parties are able to effect a sale, lease, or other disposition of Collateral, the Secured Parties shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Secured Parties. The Secured Parties may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Secured Parties’ remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.
     (e) Notwithstanding the foregoing, the Secured Parties shall not be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantor, any other obligor, guarantor, pledgor or any other Person under the Put and Call Agreement or with respect to a Put Option or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of a Put Option or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

          (f) The Grantor recognizes that the Secured Parties may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. The Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Secured Parties shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the issuer would agree to do so.
          (g) The Grantor acknowledges and agrees that the Collateral Agent may exercise some or all of the remedies granted in this Agreement to the Secured Parties on behalf of and in the name of the Secured Parties.
     5.3 Grantor’s Obligations Upon Default. Upon the request of the Secured Parties after the occurrence of a Default, the Grantor will:
          (a) assemble and make available to the Secured Parties the Collateral and all books and records relating thereto at any place or places specified by the Secured Parties, whether at the Grantor’s premises or elsewhere; and
          (b) permit the Secured Parties, by the Secured Parties’ representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.
ARTICLE VI
ATTORNEY IN FACT; PROXY
     6.1 Authorization for Collateral Agent to Take Certain Action.
          (a) The Grantor irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to execute on behalf of the Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the Secured Parties’ security interest in the Collateral, (ii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Secured Parties’ security interest in the Collateral, (iii) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Collateral Agent Control over such Pledged Collateral, (iv), to discharge past due taxes, assessments, charges, fees or Liens on the Collateral, (v) to do all other acts and things necessary to carry out this Security Agreement; and the Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve the Grantor of any of its obligations under this Security Agreement.
          (b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent under this Section 6.1 are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent agrees that it shall not exercise any power or authority granted to it pursuant to Section 6.1(a)(v) unless an Event of Default has occurred and is continuing.
     6.2 Proxy. THE GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.1 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT.
     6.3 Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE EVENT OF DEFAULT IS CURED AS PERMITTED HEREIN OR THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.13. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER OF THE SECURED PARTIES, THE COLLATERAL AGENT NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Waivers. The Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantor, addressed as set forth in Article VIII, at least ten days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, the Grantor waives all claims, damages, and demands against the Secured Parties arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Secured Parties as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Secured Parties, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
     7.2 Limitation on Secured Parties’ Duty with Respect to the Collateral. The Secured Parties shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Secured Parties shall use reasonable care with respect to the Collateral in its possession or under its control. The Secured Parties shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Secured Parties, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Secured Parties to exercise remedies in a commercially reasonable manner, the Grantor acknowledges and agrees that it is commercially reasonable for the Secured Parties (a) to fail to incur expenses deemed significant by the Secured Parties to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to remove Liens on or any adverse claims against Collateral, (d) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (e) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (f) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (g) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (h) to dispose of assets in wholesale rather than retail markets, (i) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (j) to purchase insurance or credit enhancements to insure the Secured Parties against risks of loss, collection or disposition of Collateral or to provide to the Secured Parties a guaranteed return from the collection or disposition of Collateral, or (k) to the extent deemed appropriate by the Secured Parties, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Parties in the collection or disposition of any of the Collateral. The Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Secured Parties would be commercially reasonable in the Secured Parties’ exercise of remedies against the Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to the Grantor or to impose any duties on the Secured Parties that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.2.
     7.3 Performance of Debtor Obligations. Without having any obligation to do so, the Secured Parties or the Collateral Agent may perform or pay any obligation which the Grantor has agreed to perform or pay in this Security Agreement and the Grantor shall reimburse the Secured Parties for any amounts paid by the Secured Parties or the Collateral Agent pursuant to this Section 7.3.
     7.4 Specific Performance of Certain Covenants. The Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(c), 4.1(d), 4.2, 4.3, 4.4, 4.5, 4.6, or 5.3, will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breaches, and therefore agrees, without limiting the right of the Secured Parties to seek and obtain specific performance of other obligations of the Grantor contained in this Security Agreement, that the covenants of the Grantor contained in the Sections referred to in this Section 7.4 shall be specifically enforceable against the Grantor and that the Grantor shall not urge in any action or proceeding the claim or defense that a remedy at law exists. Each Secured Party acknowledges and agrees that a breach of its obligation to release the Pledged Collateral from its Lien in connection with a sale permitted under Section 4.1(c) will cause irreparable injury to the Grantor, that the Grantor has no adequate remedy at law in respect of such breaches, and therefore agrees, that the Secured Parties’ obligation to grant such releases contained in Section 4.1(c) shall be specifically enforceable against the Secured Parties and that the Secured Parties shall not urge in any action or proceeding the claim or defense that such remedy at law exists
     7.5 No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Secured Parties to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Secured Parties and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative.
     7.6 Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in any this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.
     7.7 Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Grantor for liquidation or reorganization, should the Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Put and Call Agreement, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Put and Call Agreement, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligation under the Put and Call Agreement shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     7.8 Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantor, the Secured Parties, the Collateral Agent and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantor shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Secured Parties.
     7.9 Survival of Representations. All representations and warranties of the Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.
     7.10 Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantor, together with interest and penalties, if any. The Grantor shall reimburse the Secured Parties for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Secured Parties) paid or incurred by the Secured Parties in connection with the administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by the Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantor.
     7.11 Agent for Perfection. The Collateral Agent, on behalf of the Secured Parties, agrees to hold or control that part of the Collateral to the extent that possession or control thereof is taken to perfect a Lien thereon (the “Possessory and Control Collateral”), including any Deposit Account or Pledged Collateral as the agent and for the Secured Parties subject to the terms and conditions of this Section 7.11). The Secured Parties hereby appoint the Collateral Agent as their agent for the purposes of perfecting their security interest in the Possessory and Control Collateral. The Collateral Agent shall not have any obligation to any Secured Party to ensure that the Possessory and Control Collateral is genuine or owned by the Grantor or to preserve rights or benefits of any Person except as expressly set forth in this Section 7.11. The duties or responsibilities of the Collateral Agent with respect to the Pledged Collateral shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 7.11 and delivering the Pledged Collateral or Proceeds thereof upon a termination of this Agreement or as otherwise provided herein. The Collateral Agent acting pursuant to this Section 7.11 shall not have by reason of this Agreement or any other document a fiduciary relationship in respect of any Secured Party or any other Person. The Collateral Agent shall be entitled to deal with the Possessory and Control Collateral within its “control” in accordance with the terms of this Agreement.
     7.12 Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.
     7.13 Termination. This Security Agreement shall continue in effect until the earlier to occur of (a) the exercise of the Call Option with respect to all the Option Shares then owned by the Secured Parties and the closing of the purchase and sale therefore, including the payment in full of the purchase price for such shares, (b) the exercise of Put Options with respect to all the Option Shares then owned by the Secured Parties and the closing of the purchase and sale therefore, including the payment in full of the purchase price for such shares, (c) the distribution or sale of all the Option Shares by the Secured Parties, or (d) the conclusion of the Put Option Period without the exercise of any Put Option.
     7.14 Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantor and the Secured Parties relating to the Collateral and supersedes all prior agreements and understandings between the Grantor and the Secured Parties relating to the Collateral.

     7.15 CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.
     7.16 CONSENT TO JURISDICTION. THE GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR TEXAS STATE COURT, IN EITHER CASE, SITTING IN DALLAS COUNTY, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND THE GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE SECURED PARTIES TO BRING PROCEEDINGS AGAINST THE GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GRANTOR AGAINST THE SECURED PARTIES OR ANY AFFILIATE OF THE SECURED PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DALLAS COUNTY, TEXAS.
     7.17 WAIVER OF JURY TRIAL. THE GRANTOR AND THE SECURED PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     7.18 Indemnity. The Grantor hereby agrees to indemnify the Secured Parties and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including all expenses of litigation or preparation therefor whether or not the Secured Parties are a party thereto) imposed on, incurred by or asserted against the Secured Parties, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement except solely as a consequence or result of the gross negligence, willful misconduct or unlawful acts of any Secured Party.
     7.19 Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.
ARTICLE VIII
NOTICES
     8.1 Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent by United States mail, telecopier, personal delivery or nationally established overnight courier service, and shall be deemed received (a) when received, if sent by hand or overnight courier service, or mailed by certified or registered mail notices or (b) when sent, if sent by telecopier (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case addressed to the Grantor and the Secured Parties at the notice addresses set forth on Exhibit A.

     8.2 Change in Address for Notices. The Grantor and the Secured Parties may change the address for service of notice upon it by a notice in writing to the other parties.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Grantor and the Secured Parties have executed this Security Agreement as of the date first above written.

GRANTOR: TLL PARTNERS, L.L.C., a Delaware limited liability company
By:	/s/ Robert M. McMurrey
Robert M. McMurrey Manager

SECURED PARTIES: RRGC: RETAIL & RESTAURANT GROWTH CAPITAL, L.P.
By:	Retail & Restaurant Growth Partners, its general partner

By:	Retail & Restaurant Growth Management, Inc., its general partner

By:	/s/ Joseph L. Harberg
Joseph L. Harberg President

STRATFORD: STRATFORD CAPITAL PARTNERS, L.P.
By:	Stratford Capital GP Associates L.P., its general partner

By:	Stratford Capital Corporation, its general partner

By:	/s/ David W. Knickel
David W. Knickel
Vice President
[Signature Page to Pledge and Security Agreement]

EXHIBIT A
NOTICE ADDRESSES AND GRANTOR ORGANIZATIONAL INFORMATION
GRANTOR NOTICE INFORMATION
Grantor:
TLL Partners, L.L.C.
5718 Airport Freeway
Fort Worth, TX 76117
Attention: Robert M. McMurrey
Fax:: 817.654.6672
Email: rmcmurrey@teletouch.com
SECURED PARTY NOTICE INFORMATION
RRGC:
Retail & Restaurant Growth Capital, L.P.
2701 E. Plano Pkwy, Suite 200
Plano, TX 75074
Attention: Ray Hemmig
Fax: 214.291.2473
Email: rhemmig@rrgcsbic.com
Stratford:
Stratford Capital Partners, L.P.
c/o HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Dave Knickel
Fax: 214.720.7888
Email: dknickel@hmcapital.com

A-1

EXHIBIT B
DEPOSIT ACCOUNTS

Name of Institution	Account Number	Description of Account
BOKF, NA dba Bank of Texas	8091637581	Operating Account

B-1

EXHIBIT C
LIST OF PLEDGED COLLATERAL, SECURITIES AND OTHER INVESTMENT PROPERTY
EQUITY INTERESTS

				Percentage of
	Certificate	Number of Shares or	Class of Stock or	Outstanding Shares
Issuer	Number(s)	Units	Interests	or Interests
Teletouch Communications, Inc.		2,650,999	Common Stock

GPSi, LLC.	Uncertificated	3	Membership Interests	3.0685%

C-1